Exhibit 12.1

STATEMENT OF RATIO OF EARNINGS

	Six Months Ended June 30,	Years Ended December 31,
	2009	2008	2007	2006	2005	2004
	(Dollars in thousands)
EXCLUDING INTEREST ON DEPOSITS:
Pre-tax income (loss)	$(86,461)	$(411,432)	$138,213	$108,176	$90,623	$84,095
Preferred stock dividend	(8,694)	(1,208)	0	0	0	0

Pre-tax income (loss) available to common shareholders	(95,155)	(412,640)	138,213	108,176	90,623	84,095
Fixed charges	57,210	129,282	140,816	105,838	81,930	71,479

Earnings	$(37,945)	$(283,358)	$279,029	$214,014	$172,553	$155,574

Interest expense-short term borrowings	$9,199	$20,820	$29,956	$35,979	$35,255	$23,787
Interest expense-long term borrowings	36,562	100,353	104,048	65,691	44,031	45,675
Preferred stock dividend	8,694	1,208	0	0	0	0
Portion of long-term leases representative of the interest factor **	2,755	6,901	6,812	4,168	2,644	2,017

Fixed charges	$57,210	$129,282	$140,816	$105,838	$81,930	$71,479

Earnings to fixed charges, excluding interest on deposits	*	*	$1.98	$2.02	$2.11	$2.18

INCLUDING INTEREST ON DEPOSITS:
Pre-tax income (loss)	$(86,461)	$(411,432)	$138,213	$108,176	$90,623	$84,095
Preferred stock dividend	(8,694)	(1,208)	0	0	0	0

Pre-tax income (loss) available to common shareholders	(95,155)	(412,640)	138,213	108,176	90,623	84,095
Fixed charges	150,132	363,619	418,430	291,111	173,920	124,962

Earnings	$54,977	$(49,021)	$556,643	$399,287	$264,543	$209,057

Interest expense-short term borrowings	$102,121	$255,157	$307,570	$221,252	$127,245	$77,270
Interest expense-long term borrowings	36,562	100,353	104,048	65,691	44,031	45,675
Preferred stock dividend	8,694	1,208	0	0	0	0
Portion of long-term leases representative of the interest factor **	2,755	6,901	6,812	4,168	2,644	2,017

Fixed charges	$150,132	$363,619	$418,430	$291,111	$173,920	$124,962

Earnings to fixed charges, including interest on deposits	*	*	$1.33	$1.37	$1.52	$1.67

*	Earnings to fixed charges and preferred dividends were a deficiency of $95.2 million for the six months ended June 30, 2009, and $412.6 million for the year ended December 31, 2008.

**	The interest factor on long-term operating leases represented a reasonable approximation of the appropriate portion of operating lease expense considered to be representative of interest.